Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated May 3, 2023, and each included in this Post-Effective Amendment No 34 to the Registration Statement (Form N-2) (File No. 811-21982) of Guggenheim Strategic Opportunities Fund (the “Registration Statement”).

We also consent to the incorporation by reference to our report dated July 25, 2023, with respect to financial statements and financial highlights of Guggenheim Strategic Opportunities Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended May 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 3, 2024